Exhibit 5.1

October 27, 2022

Rocket Pharmaceuticals, Inc.
9 Cedarbrook Drive
Cranbury, NJ 08512

Re:	Securities Being Registered under Registration Statement on Form S-4

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-4 (File No. 333-267871) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Rocket Pharmaceuticals, Inc., a Delaware corporation (the “Company”) of up to 5,296,115 shares (the “Shares”) of the Company’s Common Stock, $0.01 par value per share. The Shares are being issued to the stockholders of Renovacor, Inc., a Delaware corporation (“Renovacor”), pursuant to the mergers contemplated by the Agreement and Plan of Merger, dated as of September 19, 2022, by and among the Company, Zebrafish Merger Sub, Inc., a Delaware corporation, Zebrafish Merger Sub II, LLC, a Delaware limited liability company and Renovacor (the “Merger Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery in exchange for the outstanding shares of capital stock of Renovacor in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP